Exhibit 10.30

CLIFFORD CHANCE
PARTNERSCHAFTSGESELLSCHAFT

EXECUTION VERSION

AXALTA COATING SYSTEMS LOGISTIK GERMANY GMBH & CO. KG

as Assignor

and

BARCLAYS BANK PLC

as Collateral Agent

GLOBAL ASSIGNMENT AGREEMENT

(Globalabtretung)

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWÄLTEN, WIRTSCHAFTSPRÜFERN, STEUERBERATERN UND SOLICITORS — SITZ: FRANKFURT AM MAIN — AG FRANKFURT AM MAIN PR 1000

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This GLOBAL ASSIGNMENT AGREEMENT (the “Agreement”) is made on 1 July 2014

BETWEEN:

(1)	AXALTA COATING SYSTEMS LOGISTIK GERMANY GMBH & CO. KG, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Köln under HRA 30529 (the “Assignor”); and

(2)	BARCLAYS BANK PLC, in its capacity as collateral agent for the Loan Finance Parties (as defined below) under the Credit Agreement (as defined below) and as collateral sub-agent for the Notes Collateral Agent (as defined below) under the Intercreditor Agreement (as defined below) (the “Collateral Agent”).

WHEREAS:

(A)	Pursuant to a USD 2,700,000,000 and EUR 400,000,000 term and multi-currency revolving credit agreement originally dated 1 February 2013 between, inter alia, Axalta Coating Systems U.S., Inc. (formerly Coatings Co. U.S. Inc.) as U.S. Holdings (the “U.S. Holdings”), Axalta Coating Systems Dutch Holding A B.V. (formerly Flash Dutch 1 B.V.) as Holdings (the “Holdings”), Axalta Coating Systems Dutch Holding B B.V. (formerly Flash Dutch 2 B.V.) (the “Dutch Co-Borrower”) and Axalta Coating Systems U.S. Holdings (formerly U.S. Coatings Acquisition Inc.) (the “U.S. Co-Borrower” and, together with the Dutch Co-Borrower, the “Borrowers”), Barclays Bank PLC, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., UBS Securities LLC, Jefferies Finance LLC and Sumitomo Mitsui Banking Corporation as joint lead arrangers (the “Arrangers”) and joint bookrunners, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc. and Citicorp North America, Inc. as syndication agents (the “Syndication Agents”), Deutsche Bank Securities, Inc. and Credit Suisse Securities (USA) LLC as co-documentation agents (the “Co-Documentation Agents”) and Barclays Bank PLC as administrative agent, collateral agent (together with its successors in such capacity, the “Bank Collateral Agent”) and L/C issuer and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Credit Agreement”), certain lenders (together the “Current Lenders”) have agreed to grant certain facilities to the Borrowers. Pursuant to the terms of the Credit Agreement, the aggregate amount of the facilities (including numbers of facilities) may be increased by a cash-capped amount of up to USD 400,000,000 if the Borrowers and the relevant lenders assuming such additional commitments so agree (the “Incremental Facilities”).

(B)	Pursuant to a holdings guaranty agreement dated 1 February 2013 between Holdings as guarantor (the “Holdings Guarantor”) and Barclays Bank PLC as administrative agent (the “Holdings Guaranty Agreement”), the Holdings Guarantor has guaranteed the full and actual payment by the Borrowers under the Credit Agreement.

(C)

Pursuant to a subsidiary guaranty agreement dated 1 February 2013 between, inter alia, the entities listed in Schedule 1 Part A (List of Subsidiary Guarantors) acting as original and/or additional guarantors (the “Subsidiary Guarantors” and together with the Holdings Guarantor, the “Current Loan Guarantors”) and Barclays Bank PLC as administrative agent (the “Subsidiary Guaranty Agreement” and together with the Holdings Guaranty Agreement, the “Guaranty Agreements”), the Subsidiary Guarantors have guaranteed the full and actual payment by the Borrowers under the Credit Agreement.

(D)	Pursuant to an indenture dated 1 February 2013 between the U.S. Co-Borrower as U.S. co-issuer (the “U.S. Co-Issuer”), the Dutch Co-Borrower as Dutch co-issuer (the “Dutch Co-Issuer”, and together with the U.S. Co-Issuer, the “Issuers”), the entities listed in Schedule 1 Part B (List of EUR Current Notes Guarantors) acting as original and/or additional guarantors (the “Current EUR Notes Guarantors”) and Wilmington Trust, National Association as notes trustee and notes collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “EUR Notes Indenture”), the Issuers have issued EUR 250,000,000, 5.750% senior secured notes due 2021 (together with any such notes issued in addition, substitution, exchange or replacement thereof pursuant to the EUR Notes Indenture, the “Secured Notes”).

(E)	The Assignor has agreed to assign the Receivables (as defined below) to the Collateral Agent as security for the Secured Obligations (as defined below).

(F)	The security created by or pursuant to this Agreement is to be held and administered by the Collateral Agent for the Loan Finance Parties (as defined below) pursuant to the Credit Agreement and otherwise administered as collateral sub-agent for and on behalf of the Notes Collateral Agent in accordance with the provisions of the first lien intercreditor agreement dated 1 February 2013 between the Collateral Agent, the Notes Foreign Collateral Agent, the Notes Collateral Agent, each grantor party thereto, and each additional agent from time to time party thereto and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Intercreditor Agreement”).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND LANGUAGE

1.1	Definitions

In this Agreement:

“Administrative Agent” means Barclays Bank PLC in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Agents” means the Administrative Agent, the Bank Collateral Agent, the Arrangers, the Syndication Agents, the Co-Documentation Agents and the Supplemental Agents (if any) and “Agent” means any of them.

“Ancillary Rights” means all present and future, actual and contingent rights and claims (including monetary claims for damages) arising out of the underlying contractual or other relationship under which the Receivables are created, including but not limited to, unilateral rights (Gestaltungsrechte) of the Assignor.

“Authorisation” means the authorisation granted by the Collateral Agent to the Assignor pursuant to Clause 9 hereof.

“Borrower Representative” means the U.S. Co-Borrower as the entity appointed to act on behalf of any Borrower under the Loan Documents.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to any Loan Party.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an affiliate of a Lender or an Agent, (ii) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of such date or within 30 days thereafter, a Lender or an Agent or an affiliate of a Lender or an Agent and a party to a Cash Management Agreement or (iii) within 30 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender or an Agent or an affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“Closing Date” means 1 February 2013.

“Customer Receivables” means all present and future, actual and contingent receivables governed by German law of the Assignor against all clients, purchasers, suppliers, lessees or licensees or any of them (including members of the Group) originating from the leasing, licensing or other supply of goods and/or services (including the renting of properties or licensing of intellectual property rights) by or to the Assignor including but not limited to those specified in Schedule 2 (List of Customer Receivables).

“Enforcement Event” means the occurrence of an Event of Default that has not been cured or waived and, in respect of which the Bank Collateral Agent and/or the Notes Collateral Agent has the ability, subject to the delivery to the relevant companies of an Enforcement Notice, if required (provided that, notwithstanding anything to the contrary herein, no Enforcement Notice shall be required if the Enforcement Event resulted from the occurrence of an Event of Default in connection with the occurrence of an actual or deemed entry of an order for relief with respect to any bankruptcy or insolvency law, in each case that is continuing), to exercise any of its/their rights under the Credit Agreement and/or the EUR Notes Indenture in accordance with their respective terms, including to declare all unpaid amounts of indebtedness (or other obligations) incurred under the Credit Agreement and/or the EUR Notes Indenture immediately due and payable and, in the case of the Bank Collateral Agent under the Credit Agreement, to declare the commitments to make loans or issue letters of credit thereunder to be terminated.

“Enforcement Notice” means a notice by the Bank Collateral Agent and/or the Notes Collateral Agent informing the relevant company that the Bank Collateral Agent and/or the Notes Collateral Agent intends to exercise rights under the Credit Agreement and/or the EUR Notes Indenture to declare all unpaid amounts of indebtedness (or other obligations) incurred under the Credit Agreement and/or the EUR Notes Indenture immediately due and payable and, in the case of the Bank Collateral Agent under the Credit Agreement, to declare the commitments to make loans or issue letters of credit thereunder to be terminated or to require cash collateralization of any obligations relating to letters of credit issued under facilities under the Credit Agreement, in each case in accordance with the Credit Agreement and/or the EUR Notes Indenture, as applicable.

“EUR Notes Documents” means the Secured Notes, the EUR Notes Indenture, any guarantees in respect of the Secured Notes, any security documents relating to the EUR Notes Indenture and/or the Secured Notes and any other document that may be entered into pursuant to any of the foregoing in relation to the Secured Notes.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the EUR Notes Indenture.

“Group” means Axalta Coating Systems Dutch Holding A B.V. (formerly Flash Dutch 1 B.V.) and its direct or indirect subsidiaries (Tochtergesellschaften).

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or an Agent or an affiliate of a Lender or an Agent, (ii) within 30 days after the time it enters into a Swap Contract, becomes a Lender or an Agent or an affiliate of a Lender or an Agent, or (iii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date or within 30 days after the Closing Date, a Lender or an Agent or an affiliate of a Lender or an Agent and a party to a Swap Contract, in each case in its capacity as party to such Swap Contract.

“Insurance Receivables” means all present and future, actual and contingent receivables of the Assignor (but, in relation to liability insurance (Haftpflichtversicherung) receivables limited to payment receivables of the Assignor only) and for the benefit of the Assignor originating from insurance contracts entered into by the Assignor or by an affiliated company of the Assignor for the benefit of the Assignor including but not limited to those arising under the insurance contracts specified in Schedule 3 (List of Existing Insurance Contracts) and excluding any rights and claims of the Assignor under any fire insurance and under any liability insurance (Haftpflichtversicherung).

“Intercompany Loan Receivables” means all present and future, actual and contingent receivables of the Assignor against any member of the Group arising under or in connection with intercompany loans (including intercompany loans resulting from any cash pool arrangements) including but not limited to the receivables arising under the intercompany loans specified in Schedule 4 (List of Existing Intercompany Loans).

“L/C Issuer” means (i) Barclays Bank PLC and Citibank N.A. in their capacity as issuers of any letter of credit under the Credit Agreement and (ii) any other Lender issuing a letter of credit under the Credit Agreement.

“Lenders” means the Current Lenders, any entity which has become a lender under the Credit Agreement and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” means the Credit Agreement, the Intercreditor Agreement, the Holdings Guaranty Agreement, the Subsidiary Guaranty Agreement, any Secured Cash Management Agreement, any Secured Hedge Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any fee letters relating to the Credit

Agreement, any security documents relating to the Credit Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Finance Parties” means the Lenders (including in their capacity as issuing bank(s), hedge banks and/or cash management banks under the Credit Agreement), the L/C Issuer, the Swing Line Lenders, the Administrative Agent, the Bank Collateral Agent, any Hedge Bank and any Cash Management Bank.

“Loan Parties” means the Borrowers, the Current Loan Guarantors and any entity which may accede to the Subsidiary Guaranty Agreement as an additional guarantor by entering into a subsidiary guaranty supplement under the Subsidiary Guaranty Agreement and “Loan Party” means any of them.

“Notes Collateral Agent” means Wilmington Trust, National Association in its capacity as collateral agent under the EUR Notes Indenture and any successor appointed as collateral agent under the EUR Notes Indenture.

“Notes Parties” means the Issuers and the Current EUR Notes Guarantors and any entity which may become an additional guarantor under the EUR Notes Indenture and “Notes Party” means any of them.

“Notes Secured Parties” means the Secured Noteholders, the Notes Collateral Agent and the Notes Trustee.

“Notes Trustee” means Wilmington Trust, National Association in its capacity as trustee under the EUR Notes Indenture and any successor appointed as trustee under the EUR Notes Indenture.

“Obligors” means the Loan Parties and the Notes Parties.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Receivables”

means collectively:

(a)	the Customer Receivables;

(b)	the Insurance Receivables;

(c)	the Intercompany Loan Receivables; and

(d)	any Ancillary Rights.

“Secured Documents” means the Loan Documents and the EUR Notes Documents.

“Secured Noteholders” means any registered holders, from time to time, of the Secured Notes, and “Secured Noteholder” means any of them.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank, except for any such Cash Management Agreement designated in writing by the Borrower Representative to the Administrative Agent as an “unsecured cash management agreement” as of the Closing Date or, if later, as of the time of entering into such Cash Management Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under the Credit Agreement that is entered into by and between any Loan Party and any Hedge Bank, except for any such Swap Contract designated in writing by the Borrower Representative to the Administrative Agent as an “unsecured hedge agreement” as of the Closing Date or, if later, as of the time of entering into such Swap Contract.

“Secured Obligations” means any and all obligations (present and future, actual and contingent) which are (or are expressed to be) or become owing by the Obligors (or any of them) to the Secured Parties or any of them under or in connection with the Secured Documents. The Secured Obligations shall include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“Secured Parties” means the Loan Finance Parties and the Notes Secured Parties.

“Supplemental Agent” means any individual or institution selected and appointed by the Administrative Agent and the Collateral Agent as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent, as applicable, in relation to the Credit Agreement.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any international foreign exchange master agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swing Line Lender” means Barclays Bank PLC in its capacity as provider of swing line loans in relation to the Credit Agreement and any successor appointed as a swing line lender under the Credit Agreement.

1.2	Construction

In this Agreement:

1.2.1	Capitalised terms used but not defined in this Agreement shall have the meanings ascribed thereto in the Credit Agreement and/or EUR Notes Indenture, as applicable; and

1.2.2	any reference in this Agreement to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule in this Agreement.

1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	ASSIGNMENT

2.1	The Assignor hereby assigns to the Collateral Agent the Receivables.

2.2	The Collateral Agent hereby accepts the assignment of the Receivables.

2.3	The existing Receivables shall pass over to the Collateral Agent on execution of this Agreement, and any future Receivables shall pass over to the Collateral Agent at the date such Receivables come into existence.

3.	TRANSFER OF ANCILLARY RIGHTS

The Receivables are assigned to the Collateral Agent together with all accessory security rights (akzessorische Sicherheiten) and ancillary rights (Neben-, Hilfs- und Vorzugsrechte) pursuant to (including by way of analogy) Section 401 of the German Civil Code (Bürgerliches Gesetzbuch). In case of security rights and ancillary rights pertaining to the Receivables and which are not assigned and transferred to the Collateral Agent by operation of law pursuant to Section 401 of the German Civil Code (the “Independent Ancillary Rights”), the Collateral Agent may request at any time and at its sole discretion the assignment and/or transfer (as the case may be) of such Independent Ancillary Rights.

4.	PURPOSE OF THE ASSIGNMENT

The assignment hereunder is constituted in order to secure the prompt and complete satisfaction of any and all Secured Obligations. The assignment shall also cover any future extension of the Secured Obligations and the Assignor herewith expressly agrees that the assignment shall secure the Secured Obligations as extended or increased from time to time (including, for the avoidance of doubt, any Incremental Facilities).

5.	LIST OF RECEIVABLES

5.1

Within 15 (fifteen) business days after the end of each calendar quarter and in addition at any time upon the reasonable request of the Collateral Agent following an Enforcement Event which is continuing, the Assignor shall deliver to the Collateral Agent a list of the Receivables as of the end of the relevant calendar quarter or in case of information delivered upon reasonable request of the Collateral Agent, as of the end of the preceding calendar month, provided that, in relation to Customer

Receivables, such lists to be delivered on a regular quarterly basis shall only be delivered to receivables against customers (Kundenforderungen). This list of the Receivables shall be on a computer disk or in such other form as agreed between the Collateral Agent and the Assignor. The Collateral Agent may in its reasonable discretion request a computer print-out in addition to any other form in which the list may be delivered.

5.2	Unless otherwise agreed, the list of the Receivables referred to in sub-Clause 5.1 shall show the names and addresses of the debtors as well as any outstanding amounts and the due dates for payment. With respect to any Insurance Receivables, the name and address of the insurance holder (Versicherungsnehmer), the name and address of the insurant (Versicherter), the type of insurance and the insurance policy number shall also be included. In addition, the list shall include all unpaid counter claims, if any, which arise from contracts between the Assignor and the relevant debtors, and shall state the exact amount of such unpaid claim, the maturity date and the name of the respective debtor.

5.3	Any list of Receivables referred to in sub-Clauses 5.1 and 5.2 above is provided for information purposes only and if for any reason whatsoever the relevant Receivables are not, or are incompletely, contained in the list presented, then the assignment of the Receivables shall not be affected thereby.

5.4	If the Assignor employs a third party for its bookkeeping and/or data processing, the Assignor hereby authorises the Collateral Agent to obtain any list of Receivables directly from such third party at the Assignor’s expense at the same times and under the same conditions as set out in this Clause 5. For the avoidance of doubt, such authorisation does not release the Assignor from its obligation to provide lists of the Receivables to the Collateral Agent under this Clause 5.

6.	NOTICE OF ASSIGNMENT OF INSURANCE RECEIVABLES

6.1	The Assignor shall notify by registered mail (Einschreiben mit Rückschein) the relevant debtors of the assignment of the Insurance Receivables constituted hereunder in the form set out in Schedule 6 (Form of Notice for a Disclosed Assignment), within 10 (ten) business days from the date hereof or, with respect to the Insurance Receivables arising from future contracts within 10 (ten) business days from the date of entry into such contract. The Assignor shall send a copy of each dispatched notification letter together with the return receipt (Rückschein) to the Collateral Agent without undue delay (unverzüglich).

6.2	The Assignor shall use its reasonable endeavours to procure that debtors of the the Insurance Receivables acknowledge each notice of assignment and accept the terms of the assignment as set out in Schedule 6 (Form of Notice for a Disclosed Assignment) without undue delay. The Assignor shall provide evidence to the Collateral Agent of any such acknowledgement.

6.3	The Assignor shall deliver to the Collateral Agent dated notification letters in the form of Schedule 5 (Form of Blank Notification Letter) executed in blank within 10 (ten) business days from the date hereof for the purpose of notifying the debtors of the Receivables of this Agreement in accordance with Clause 10. The Collateral Agent is entitled to duplicate such blank notification letters executed by the Assignor.

7.	RECEIVABLES UNDER EXTENDED RETENTION OF TITLE ARRANGEMENTS

7.1	If Receivables are assigned pursuant to this Agreement which are subject to extended retention of title arrangements (verlängerter Eigentumsvorbehalt) with any supplier of the Assignor, the assignment shall only become effective upon the termination (Erlöschen) of such extended retention of title. As long as any person is only partly entitled to the Receivables as a result of such person’s retention of title arrangement, the assignment of such Receivables to the Collateral Agent hereunder shall be limited to the part of the relevant Receivables to which the Assignor is entitled to, the assignment of the other part shall be effective upon complete termination of the extended retention of title.

7.2	The Assignor hereby assigns to the Collateral Agent its right to reassignment of Receivables assigned to a supplier by reason of an extended retention of title arrangement as well as any contingent claims to the transfer of all proceeds paid out to the supplier, together with all rights pertaining thereto. The same applies to any possible inchoate right (Anwartschaftsrecht) with respect to the assignment of any Receivables which is subject to a dissolving condition (auflösende Bedingung). The Collateral Agent hereby accepts such assignments.

7.3	The Collateral Agent may at any time after the occurrence and during the continuation of an Enforcement Event terminate any retention of title arrangement on behalf of the Assignor by discharging the respective liability of the Assignor towards the relevant supplier. The Assignor will reimburse the Collateral Agent for any costs and expenses so incurred.

8.	CHECKS AND BILLS OF EXCHANGE

If payments in respect of the Receivables are made by check or bill of exchange, the ownership in the documents shall pass to the Collateral Agent upon the Assignor acquiring such ownership, and the Assignor hereby assigns to the Collateral Agent, who accepts the assignment, in advance any of its rights arising there from as security for the Secured Obligations. Physical delivery of checks and bills of exchange to the Collateral Agent shall be replaced by an undertaking of the Assignor to hold such checks and bills of exchange in gratuitous custody (unentgeltliche Verwahrung) as direct possessor (unmittelbarer Besitzer) in the meaning of Section 868 of German Civil Code (Bürgerliches Gesetzbuch) for the Collateral Agent (Besitzmittlungsverhältnis) or, if the Assignor does not obtain actual possession of such documents, the Assignor hereby assigns to the Collateral Agent in advance all of its claims for delivery thereof against third parties as security for the Secured Obligations. The Collateral Agent accepts such assignment.

9.	COLLECTION OF RECEIVABLES BY THE ASSIGNOR

The Assignor is authorised by the Collateral Agent to deal with (verfügen über) (including to collect (einziehen)) the Receivables and any checks and bills of exchange referenced in Clause 8 (Checks and Bills of Exchange) above in its own name and for its own account in the ordinary course of business and in any way not prohibited under the Secured Documents. The Assignor shall in doing so act with the care of a prudent businessman (Sorgfalt eines ordentlichen Kaufmanns). After the occurrence and during the continuation of an Enforcement Event the Collateral Agent may limit the Authorisation or impose conditions for the exercise of the Authorisation or revoke the Authorisation.

10.	ENFORCEMENT

10.1	After the occurrence and during the continuation of an Enforcement Event provided that any of the Secured Obligations has become due and payable, then the Collateral Agent is entitled to enforce its rights under this Agreement, revoke the Authorisation (to the extent it has not been revoked pursuant to Clause 9), notify the debtors and arrange for the collection of the Receivables in its own name and for its own account or arrange for the sale of the Receivables.

10.2	The Collateral Agent will notify the Assignor in writing at least 5 (five) business days prior to the enforcement of any assignment pursuant hereto. No such notice shall be required if (i) the Assignor has generally ceased to make payments or (ii) an application for the institution of insolvency proceedings is filed by or against the Assignor.

10.3	To the extent that the Authorisation is revoked, the Collateral Agent may request that all documents relating to the Receivables be handed over to it and the Assignor hereby agrees to promptly comply with any such request. In the case of checks and bills of exchange, the Assignor hereby further agrees to endorse such documents in blank and to deliver them to the Collateral Agent as soon as reasonably practicable after the occurrence and during the continuation of an Enforcement Event.

10.4	On becoming entitled to enforce the security interest created hereunder in accordance with sub-Clause 10.1 the Collateral Agent may collect the Receivables in total or in part to the extent necessary to satisfy any outstanding Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement), it being understood that the Collateral Agent shall apply the proceeds of such realisation towards the Secured Obligations in accordance with the Intercreditor Agreement.

10.5	On becoming entitled to enforce the security interest created hereunder in accordance with sub-Clause 10.1, the Collateral Agent may request the Assignor to collect the Receivables for and on behalf of the Collateral Agent and in accordance with the Collateral Agent’s instruction. The Assignor shall promptly comply with such request.

10.6	Notwithstanding sub-Clause 10.4, the Collateral Agent may, in its sole discretion, determine which of several security interests (created under this or other security agreements) shall be used to satisfy the Secured Obligations.

10.7	Given the non-accessory nature of this security, the Assignor has no defences of revocation and set-off and no defences based on defences any Obligor might have against the Secured Obligations. The Collateral Agent is not required to proceed against or enforce any other rights or security before enforcing the security created hereunder.

10.8	The Assignor shall not at any time before, on or after an enforcement of the security created hereunder and as a result of the Assignor entering into this Agreement, be entitled to demand indemnification or compensation from any other Obligor or to assign any of these claims unless and until all Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement)have been fully and finally discharged.

11.	LIMITATIONS ON ENFORCEMENT

11.1	Definitions

“Net Assets” means an amount equal to the sum of the amounts of the general partner’s (Komplementär) assets (consisting of all assets which correspond to the items set forth in section 266 paragraph 2 A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch – “HGB”)) less the aggregate amount of the Assignor’s general partner’s (Komplementär) liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 paragraph 3 B, C, D and E HGB), save that any obligations (Verbindlichkeiten) of the Assignor’s general partner (Komplementär):

(a)	owing to Dutch Co-Borrower and/or any of Dutch Co-Borrower’s (formerly Flash Dutch 2 B.V.’s) subsidiaries or any other affiliated company which are subordinated pursuant to section 39 paragraph 1 no. 5 or section 39 paragraph 2 of the German Insolvency Code (Insolvenzordnung) and including obligations under guarantees for obligations which are so subordinated; or

(b)	incurred in violation of any of the provisions of the Secured Documents (unless neither with wilful misconduct nor gross negligence)

shall be disregarded.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the Assignor’s general partner (Komplementär) in the preparation of its most recent annual balance sheet (Jahresbilanz).

“Protected Capital” means in relation to the Assignor the aggregate amount of:

(a)	its general partner’s (Komplementär) share capital (Stammkapital) as registered in the commercial register (Handelsregister) provided that any increase registered after the date of this Agreement shall not be taken into account unless (i) if the increase has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) such increase has been effected with the prior written consent of the Collateral Agent and, in any case, (ii) only to the extent it is fully paid up; and

(b)	its general partner’s (Komplementär) amount of profits (Gewinne) which are not available for distribution to its shareholder(s) in accordance with section 268 paragraph 8 HGB.

“Up-stream and/or Cross-stream Security” means the security created hereunder (which, for the purpose of this Clause 11 (Limitations on Enforcement), shall also include any other obligation of the Assignor to reimburse costs or pay indemnities under or in connection with any Secured Document) if and to the extent the security created hereunder secures the obligations of a Loan Party and/or Notes Party which is a shareholder of the Assignor’s general partner (Komplementär) or an affiliated company (verbundenes Unternehmen) of such shareholder within the meaning of section 16, 17 or 18 of the German Stock Corporation Act (Aktiengesetz) (other than the Assignor’s general partner (Komplementär) and its subsidiaries), provided that it shall not constitute an Up-stream or Cross-stream Security if and to the extent the security created hereunder secures amounts outstanding under any Secured Document in relation to any financial accommodation made available under such Secured Document to any Borrower and/or any of the Issuers and on-lent to, or issued for the benefit of, the Assignor’s general partner (Komplementär) or any of its subsidiaries and still outstanding from time to time.

This Clause 11 (Limitation on Enforcement) applies if and to the extent the security created hereunder is an Up-stream and/or Cross-stream Security.

11.2	The Collateral Agent agrees that the enforcement of the security created hereunder shall be limited if:

11.2.1	(and to the extent that) the security constitutes an Upstream- and/or Cross- Stream Security; and

11.2.2	the enforcement of the security created hereunder pursuant to Clause 10 (Enforcement) would otherwise

(a)	have the effect of reducing the Assignor’s general partner’s (Komplementär) Net Assets to an amount that is lower than the amount of the Assignor’s general partner’s (Komplementär) Protected Capital or, if the amount of the Net Assets is already lower than the amount of the Assignor’s general partner’s (Komplementär) Protected Capital, cause the Net Assets to be further reduced; and

(b)	thereby give rise to a violation of the capital maintenance requirement as set out in section 30 paragraph 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung); and

11.2.3	the Assignor has complied with its obligation to deliver the Management Determination and the Auditor’s Determination, in each case together with an up-to-date balance sheet, in accordance with the requirements set out in paragraphs 11.3 and 11.4 below.

11.3	Within ten (10) business days after the relevant Assignor’s receipt of notice from the Collateral Agent that it intends to enforce the security created hereunder, the Assignor shall provide a certificate signed by its general partner’s (Komplementär) managing director(s) (Geschäftsführer) confirming in writing if and to what extent the security created hereunder is an Up-stream and/or Cross-stream Security and an enforcement of the security would have the effects referred to in paragraph 11.2.2 above (the “Management Determination”). Such confirmation shall comprise an up-to-date balance sheet of the Assignor’s general partner (Komplementär) and a detailed calculation, based on the provisions of this Agreement of the amount of the Net Assets and Protected Capital of the Assignor’s general partner (Komplementär). The Collateral Agent shall be entitled to enforce the security created hereunder in an amount which pursuant to the Management Determination would not cause the effects set out in paragraph 11.2.2 above (irrespective of whether or not the Collateral Agent agrees with the Management Determination).

11.4	If the Collateral Agent disagrees with the Management Determination, it may within fifteen (15) business days of its receipt request the Assignor to deliver, at its own cost and expense, within thirty (30) business days of such request an up-to-date balance sheet of the Assignor’s general partner (Komplementär), drawn-up by an auditor appointed by the Assignor in consultation with the Collateral Agent, together with a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and Protected Capital of the Assignor’s general partner (Komplementär) (the “Auditor’s Determination”). The Collateral Agent shall be entitled to enforce the security created hereunder in an amount which pursuant to the Auditor’s Determination would not cause the effects set out in paragraph 11.2.2 above.

11.5	No reduction of the amount enforceable pursuant to this Clause 11 (Limitations on Enforcement) will prejudice the right of the Collateral Agent to continue to enforce the security created hereunder (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction of the claims guaranteed.

11.6	The Assignor shall procure that its general partner (Komplementär) will do everything commercially justifiable and legally permitted to avoid the enforcement of the security created hereunder becoming limited pursuant to the terms of this Clause 11 (Limitations on Enforcement) and in particular after the occurrence and continuation of an Enforcement Event and within three (3) months after a written request of the Collateral Agent the Assignor’s general partner (Komplementär) shall realise at least at market value any of its general partner’s (Komplementär) assets that are not necessary, as determined by the Assignor’s general partner (Komplementär) in its sole discretion, for its business (nicht betriebsnotwendig) and is shown in its balance sheet with a book value that is in the reasonable opinion of the Collateral Agent significantly lower than the market value.

12.	BOOKKEEPING AND DATA-PROCESSING

12.1

The Assignor hereby assigns to the Collateral Agent, who accepts such assignment, any right it has against any third party (in particular any bookkeeping firm or tax consultant) in respect of the return of any proof or documents which the Assignor has handed over to such third party and which are necessary to identify the Receivables. The Assignor undertakes to instruct such third party, upon the occurrence and during the continuation of an Enforcement Event, to provide the Collateral Agent upon demand with such information, proof and documents which are necessary to check, assess or enforce the Receivables.

12.2	Upon the occurrence and during the continuation of an Enforcement Event, the Assignor shall allow the Collateral Agent access to any electronic data-processing system, including peripheral equipment, in which data concerning the Receivables or any part thereof have been stored. Moreover, the Assignor shall provide any assistance required to the Collateral Agent (including by making software operators available). The Assignor hereby assigns to the Collateral Agent, who accepts such assignment, all its rights against any third party which handles the electronic processing of data concerning the Receivables and undertakes to instruct such third party, upon a respective demand of the Collateral Agent following the occurrence and during the continuation of an Enforcement Event, to handle the processing of data for the Collateral Agent as it did for the Assignor provided that the Assignor shall continue to be given access to any data it requires in its ordinary course of business. The Collateral Agent hereby agrees, to the same extent required of the Assignor as a user of such electronic data-processing systems, to maintain and take reasonable measures to protect the confidentiality of any information relating to proprietary information concerning such electronic data-processing systems.

12.3	The Collateral Agent authorises the Assignor to exercise the rights assigned to the Collateral Agent pursuant to sub-Clause 12.1 and 12.2 above at all times prior to the occurrence of an Enforcement Event.

13.	REPRESENTATIONS AND WARRANTIES

The Assignor represents and warrants to the Collateral Agent by way of an independent guarantee (selbständiges Garantieversprechen) that:

13.1	except for extended retention of title arrangements (verlängerter Eigentumsvorbehalt) it is the sole unrestricted owner of the Receivables and no other person is entitled to any Receivable as joint creditor (Gesamtgläubiger) or co-creditor (Mitgläubiger);

13.2	the factual information contained in Schedule 2 to Schedule 3 is true, accurate and complete in all material respects;

13.3	the Receivables are unencumbered, except to the extent encumbrances are not prohibited by the Secured Documents;

13.4	substantially all existing Receivables are and all future Receivables will be governed by German law; and

13.5	except for extended retention of title arrangements (verlängerter Eigentumsvorbehalt) the Receivables are assignable (abtretbar) and can be freely assigned by the Assignor.

14.	UNDERTAKINGS OF THE ASSIGNOR

During the term of this Agreement, the Assignor undertakes to the Collateral Agent:

14.1	not to take, or participate in, any action which results or might result in a sale, transfer, encumbrance or other disposal of the Receivables or permit to subsist, create or agree to create any security interest or third party right in or over the Receivables, in each case, other than as not prohibited under the terms of this Agreement and/or the Secured Documents;

14.2	to refrain from any acts or omissions, the purpose or effect of which is or would be the material dilution of the value of the Receivables or the Receivables ceasing to be assignable or subjecting any Receivable to any law other than German law other than (i) in the Assignor’s ordinary course of business or (ii) as not prohibited under the terms of the Secured Documents; and

14.3	to inform the Collateral Agent without undue delay of any attachment (Pfändung) over any of the Receivables or part thereof and any third parties bringing claims in respect of any of the Receivables or part thereof or any other measures which might impair or jeopardize the Collateral Agent’s rights relating to any Receivable or materially impair its value, such notice to be accompanied by any documents the Collateral Agent might need to defend itself against any claim by a third party. In the event of an attachment, the Assignor undertakes to forward to the Collateral Agent without undue delay a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary or expedient for a defence against such attachment. The Assignor shall inform the attaching creditor of the Collateral Agent’s security interests without undue delay.

15.	POWER OF ATTORNEY

The Assignor, by way of security for its obligations under this Agreement, irrevocably appoints the Collateral Agent to be its attorney (Stellvertreter) to do anything which the Assignor is required to do under this Agreement but has failed to do (and the Collateral Agent may delegate that power on such terms as it sees fit). For this purpose the Assignor relieves the Collateral Agent from the restrictions set out in Section 181 of the German Civil Code. The Collateral Agent shall only be able to exercise this power of attorney upon the occurrence of an Enforcement Event which has not been cured or waived and upon notice to the Assignor in accordance with the Credit Agreement and/or EUR Notes Indenture.

16.	DURATION AND INDEPENDENCE

16.1	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Secured Documents or in any document or agreement relating to any of the Secured Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Assignor pursuant to it.

16.2	This Agreement is independent from any other security or guarantee which may have been or will be given to the Secured Parties or the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

16.3	Waiving Section 418 of the German Civil Code (applied by analogy), the Assignor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Secured Obligations to, or by, any third party.

17.	RELEASE OF SECURITY (SICHERHEITENFREIGABE)

17.1	Upon complete and irrevocable satisfaction of the Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement), the Collateral Agent will as soon as reasonably practicable, at the cost and expense of the Assignor, reassign to the Assignor the Receivables and reassign the rights assigned to it pursuant to sub-Clause 12.1 and 12.2, and surrender the excess proceeds, if any, resulting from any realisation thereof. The Collateral Agent will, however, transfer any Receivable or excess proceeds to a third person if so required by law.

17.2	At any time when the total value of the aggregate security granted by the Assignor and the other Obligors to secure the Secured Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), more than temporarily exceeds 110% of the Secured Obligations (the “Limit”), the Collateral Agent shall on demand of the Assignor release such part of the Security (Sicherheitenfreigabe) as the Collateral Agent may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

18.	PARTIAL INVALIDITY; WAIVER

18.1	The parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any party having to argue (darlegen) and prove (beweisen) the parties’ intent to uphold this Agreement even without the void, invalid or ineffective provisions.

18.2	The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

18.3	No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

19.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 19 shall be made in writing.

20.	NOTICES AND THEIR LANGUAGE

20.1	All notices and communications under or in connection with this Agreement shall be in writing and shall be delivered by letter, posted or delivered by hand or fax. Each notice or communication shall be given to the relevant party at the address or fax number and marked for the attention of the person(s) or department from time to time specified in writing by that party to the other. The initial address, fax number and person(s) or department so specified by each party are set out below:

For the Assignor:	AXALTA COATING SYSTEMS LOGISTIK GERMANY GMBH & CO. KG

	Address:	Christbusch 25
42285 Wuppertal

	Fax:	+49 252 2952 8744

	Attention:	Christoph Rose

For the Collateral Agent:	BARCLAYS BANK PLC

	Address:	745 Seventh Avenue
New York, NY 10019

	Fax:	+1 212 526-5115

	Attention:	Vanessa Kurbatskiy

20.2	Proof of posting or dispatch of any notice or communication to the Assignor shall be deemed (widerlegbare Vermutung) to be proof of receipt (i) in case of a letter, on the second business day in the country of receipt after posting and (ii) in case of a fax transmission, on the business day in the country of receipt immediately following the date of its dispatch.

20.3	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

21.	APPLICABLE LAW; JURISDICTION

21.1	This Agreement is governed by the laws of the Federal Republic of Germany.

21.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Collateral Agent, however, shall also be entitled to take action against the Assignor in any other court of competent jurisdiction. Further, the taking of proceedings against the Assignor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

22.	CONCLUSION OF THE AGREEMENT (VERTRAGSSCHLUSS)

22.1	The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy.

22.2	If the parties to this Agreement choose to conclude this Agreement pursuant to sub-Clause 22.1 above, they will transmit the signed signature page(s) of this Agreement to Clifford Chance, attention to Isabel van Bremen (Isabel.vanBremen@cliffordchance.com) or Matthias Töke (Matthias.Toeke@cliffordchance.com) (each a “Recipient”). The Agreement will be considered concluded once one Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties to this Agreement (whether by way of fax, electronic photocopy or other means of telecommunication) and at the time of the receipt of the last outstanding signature page(s) by such one Recipient.

22.3	For the purposes of this Clause 22 only, the parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

SIGNATURE PAGE

This Global Assignment Agreement has been entered into on the date stated at the beginning by:

AXALTA COATING SYSTEMS LOGISTIK GERMANY GMBH & CO. KG

(represented by its general partner (Komplementär) Axalta Coating Systems Verwaltungs GmbH)

as Assignor

By:	/s/ Otmar Hauck		By:	/s/ Holger Lassen
	Name:	Otmar Hauck		Name:	Holger Lassen
	Title:	Managing Director (Geschaftsfuhrer)		Title:	Managing Director (Geschaftsfuhrer)

BARCLAYS BANK PLC

as Collateral Agent

By:	/s/ Vanessa A. Kurbatskiy
Name:	Vanessa A. Kurbatskiy
Title:	Vice President